Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Putnam U.S. Government Income Trust:

We consent to the use of our report dated November 13, 2007, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 22, 2008